Exhibit 99.1

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Owens Corning Reports Second-Quarter 2010 Results

Management Reaffirms Guidance on Strong Performance

•	Composites demonstrates leverage as markets sustain recovery

•	Roofing delivers another outstanding quarter

•	Board of Directors authorizes additional share repurchase program for up to 10 million shares

TOLEDO, Ohio – August 4, 2010 – Owens Corning (NYSE: OC) today reported that consolidated net sales increased 13 percent to $1.4 billion in the second quarter of 2010, compared with $1.2 billion in the second quarter of 2009.

Owens Corning’s second-quarter 2010 adjusted earnings were $73 million, or $0.57 per adjusted diluted share, compared with $62 million, or $0.49 per adjusted diluted share, in the second quarter of 2009. The company’s second-quarter 2010 net earnings were $937 million, or $7.33 per diluted share, compared with net earnings of $33 million, or $0.26 per diluted share, in the second quarter of 2009. See Tables 1, 2 and 3 for a discussion and reconciliation of these items.

In the quarter, the company reversed an accounting valuation allowance of $858 million that was recorded in the third quarter of 2008 against certain U.S. net deferred tax assets. This non-cash accounting valuation reversal has no impact on Owens Corning’s cash flow or liquidity.

Increased global demand in Composites supported improved capacity utilization and the business demonstrated significant operating leverage during the quarter. Strong Roofing results highlighted performance in the Building Materials segment. Insulation losses narrowed despite continued weakness in the U.S. housing market.

Consolidated Second-Quarter 2010 Results

•

EBIT for the quarter ended June 30, 2010, was $125 million compared with EBIT of $88 million during the same period in 2009. Adjusted EBIT (see Table 2) in the second quarter of 2010 was $130 million, compared with $108 million in the second quarter of 2009.

•	Gross margin as a percentage of net sales was 21 percent in the second quarter of 2010, in line with the same period of 2009.

•	In the six months ended June 30, 2010, Owens Corning’s primary safety metric improved approximately 13 percent over the company’s full-year 2009 performance.

2010 Repurchase Program

Owens Corning today announced that its Board of Directors has approved a share buy-back program authorizing the company to repurchase up to 10 million shares of Owens Corning’s outstanding common stock. This is in addition to the February 2007 program that has 1.9 million shares remaining. Under the new program, shares may be repurchased through open market, privately negotiated, or other transactions. The timing and actual number of shares repurchased will depend on market conditions and other factors and will be at the company’s discretion.

“The strength and diversity of our business portfolio produced another great quarter,” said Mike Thaman, chairman and chief executive officer. “Composites demonstrated operating leverage on improved sequential demand. Roofing continued its strong margin performance despite weakness in volumes late in the quarter that have persisted through July.

“Owens Corning’s strong year-to-date performance allows us to reaffirm our outlook for the year,” said Thaman. “Based on this outlook, the Board of Directors has authorized an additional share repurchase program that reflects confidence in our businesses and our expectation of continued free cash flow generation.”

Outlook

Based on continued strong margins in the Roofing business and improved results for the Composites segment, Owens Corning is on track to deliver as much as $450 million in adjusted EBIT in 2010, which equates to adjusted earnings per share of about $2.00.

In the Composites segment, the company believes that overall demand will continue to trend upward as global industrial demand improves. The rate of market recovery remains uncertain. The company has increased production to meet improved market demand, which will result in significantly higher capacity utilization during the year as compared to 2009. The Composites segment continues to realize the benefit of various cost-reduction actions and prior price increases.

Owens Corning expects that margin improvements seen in its Roofing business in 2008 and 2009 will continue to drive profitability in 2010. The company believes that this business will achieve margins in excess of 20 percent in 2010.

The company estimates that the Insulation business will narrow its losses in 2010, despite continued weakness in the U.S. housing market.

Cash taxes are expected to be below $35 million in 2010. The company estimates a long-term effective tax rate of 25 percent based on the blend of effective tax rates for its U.S. and non-U.S. operations.

Copyright © 2010 Owens Corning

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General corporate expense in 2010 is estimated to be between $80 million and $90 million. General corporate expense includes corporate staff and activities not directly related to the operations of the company’s segments.

The company currently estimates that depreciation and amortization expense will be approximately $325 million in 2010. Capital expenditures in 2010, excluding precious metal purchases, are estimated to be less than depreciation and amortization expense for the year.

Other Financial Items

•

At the end of the second quarter of 2010, Owens Corning had total debt, excluding the impact of the interest rate swap, less cash-on-hand of $1.6 billion, compared with $2.2 billion at the end of the second quarter of 2009.

•	During the second quarter of 2010, Owens Corning completed the refinancing of its senior revolving credit facility and repaid its $600 million term loan facility.

•

The company continues to focus on generating cash and maintains a strong balance sheet with ample liquidity. Owens Corning has no significant debt maturities until the second quarter of 2014 and remains well within compliance of its financial covenants in the company’s senior revolving credit facility.

•	Owens Corning’s federal tax net operating loss carry-forward was $2.4 billion at the end of the second quarter of 2010.

Business Segment Highlights

Composites

NET SALES

Net sales in the Composites segment increased 26 percent to $491 million for the quarter, compared with $391 million for the same period in 2009. Substantially all of the increase in net sales was attributed to higher volumes. Demand in the Reinforcements business continued the sequential improvement that began in the first quarter of 2009. Prices improved sequentially in the second quarter, and were marginally higher as compared to the same period in 2009.

EBIT

EBIT in the Composites segment increased by $61 million to $42 million for the second quarter, compared with a loss of $19 million during the same period in 2009. The improvement in EBIT was primarily due to higher sales volumes, including the impact of improved capacity utilization. Production levels stayed in line with sales volumes throughout the quarter. Manufacturing productivity accounted for approximately 15 percent of the EBIT increase. EBIT in the quarter was positively impacted by higher selling prices as compared with the same period in 2009. Selling prices continued to increase through the second quarter.

Building Materials

NET SALES

Net sales in the Building Materials segment increased 8 percent to $937 million for the quarter, compared with $865 million in the same period in 2009. The increase was a result of higher sales in the Roofing and Insulation businesses.

Copyright © 2010 Owens Corning

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The Roofing business recorded net sales of $573 million in the quarter, compared with $542 million in the same period in 2009. Substantially all of the increase in net sales for the quarter comparison was due to higher sales of asphalt to commercial customers. On a year-to-date basis, higher sales of asphalt were partially offset by slightly lower selling prices on roofing products. While selling prices on our roofing products have been relatively stable since the fourth quarter of 2008, they have fluctuated from quarter to quarter.

Net sales in Insulation were $328 million in the quarter, compared with $284 million in the same period in 2009. Higher sales volumes accounted for this increase. Management estimates that residential insulation demand lags residential housing starts by approximately three months. Lagged U.S. housing starts for the second quarter of 2010 were 17 percent higher than those for the same period in 2009, according to data reported by the U.S. Census Bureau. As a result, the company is beginning to see some modest improvements in residential insulation demand.

EBIT

EBIT for the Building Materials segment was $118 million in the quarter, compared with $143 million in the same period in 2009. The decline of $25 million was driven by lower margins in the Roofing business.

The Roofing business delivered EBIT of $149 million in the quarter, compared with $182 million in the same period in 2009. Unit margins decreased as selling prices did not offset inflation in raw material costs, particularly asphalt. Decreases in unit margin were partially offset by improved productivity resulting from efficiency in raw material usage.

The Insulation business recorded a loss of $26 million in the quarter, compared with a loss of $28 million in the same period in 2009. Improved EBIT in the Insulation business was the result of modest increases in residential sales volume in North America, including the impact of leverage on production capacity. Partially offsetting this improvement was manufacturing performance in certain facilities that primarily support the commercial and industrial markets.

Next Earnings Announcement

Third-quarter 2010 results will be announced Wednesday, Oct. 27, 2010.

Conference Call and Presentation

Wednesday, Aug. 4, 2010

11 a.m. Eastern

All Callers

Live dial-in telephone number: U.S. 1-866-713-8563 or International 1-617-597-5311

Passcode: 70882549

(Please dial in 10 minutes before conference call start time.)

Live webcast: http://www.owenscorning.com/investors

Telephone replay available through Aug. 11, 2010: U.S. 1-888-286-8010 or International 1-617-801-6888

Passcode: 55334789

Replay of webcast also available at: http://www.owenscorning.com/investors

Presentation

To view the slide presentation during the conference call, please log on to the live webcast at www.owenscorning.com/investors

About Owens Corning

Owens Corning (NYSE: OC) is a leading global producer of residential and commercial building materials,

Copyright © 2010 Owens Corning

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glass-fiber reinforcements and engineered materials for composite systems. A Fortune 500 Company for 56 consecutive years, Owens Corning is committed to driving sustainability by delivering solutions, transforming markets and enhancing lives. Founded in 1938, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $4.8 billion in 2009 and about 16,000 employees in 28 countries on five continents. Additional information is available at www.owenscorning.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected in these statements. Such factors include, without limitation: economic and political conditions, including new legislation or other governmental actions; levels of residential and commercial construction activity; competitive factors; pricing factors; weather conditions; our level of indebtedness; industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders; availability and cost of energy and materials; availability and cost of credit; interest rate movements; issues related to acquisitions, divestitures and joint ventures; our ability to use our net operating loss carry-forwards; achievement of expected synergies, cost reductions and/or productivity improvements; issues involving implementation of new business systems; foreign exchange fluctuations; research and development activities; difficulties in managing production capacity; labor disputes; and, factors detailed from time to time in the Company’s Securities and Exchange Commission filings. The information in this news release speaks as of the date August 4, 2010 and is subject to change. The Company does not undertake any duty to update or revise forward-looking statements. Any distribution of this news release after that date is not intended and will not be construed as updating or confirming such information.

Copyright © 2010 Owens Corning

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Table 1

Owens Corning and Subsidiaries

Consolidated Statements of Earnings

(unaudited)

(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
NET SALES	$1,378	$1,219	$2,643	$2,293
COST OF SALES	1,094	969	2,123	1,885

Gross margin	284	250	520	408
OPERATING EXPENSES
Marketing and administrative expenses	138	128	262	252
Science and technology expenses	18	15	36	30
Charges related to cost reduction actions	3	8	9	30
Employee emergence equity program expense	—	6	—	12
Other expenses, net	—	5	5	14

Total operating expenses	159	162	312	338

EARNINGS BEFORE INTEREST AND TAXES	125	88	208	70
Interest expense, net	31	26	57	51

EARNINGS BEFORE TAXES	94	62	151	19
Less: Income tax expense (benefit)	(844)	29	(835)	15
Equity in net earnings of affiliates	1	—	2	1

NET EARNINGS	939	33	988	5
Less: Net earnings attributable to noncontrolling interests	2	—	3	—

NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$937	$33	$985	$5

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
Basic	$7.39	$0.27	$7.77	$0.04
Diluted	$7.33	$0.26	$7.72	$0.04

WEIGHTED-AVERAGE COMMON SHARES
Basic	126.8	124.5	126.7	124.4
Diluted	127.9	126.1	127.6	125.9

Owens Corning follows the authoritative guidance referring to “Noncontrolling Interest in Consolidated Financial Statements,” effective January 1, 2009, which, among other things, changed the presentation format and certain captions of the Consolidated Statements of Earnings and Consolidated Balance Sheets. Owens Corning uses the captions recommended by this standard in its Consolidated Financial Statements such as net earnings attributable to Owens Corning and diluted earnings per common share attributable to Owens Corning common stockholders. However, in the preceding release Owens Corning has shortened this language to net earnings and earnings per share (or a slight variation thereof), respectively.

Table 2

Owens Corning and Subsidiaries

EBIT Reconciliation Schedules

(unaudited)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not the result of current operations. Additionally, management views net precious metal lease expense as a financing item included in net interest expense rather than as a product cost included in cost of sales. The adjusted financial measure resulting from these adjustments is used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance, and related employee compensation measures. Although management believes that these adjustments result in a measure that provides it a useful representation of its operational performance, the adjusted measure should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with accounting principles generally accepted in the United States.

Adjusting items are shown in the table below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Charges related to cost reduction actions and related items	$(4)	$(11)	$(17)	$(41)
Acquisition integration and transaction costs	(3)	(8)	(5)	(14)
Employee emergence equity program expense	—	(6)	—	(12)
Net precious metal lease expense	—	—	—	(1)
Other	2	5	3	(2)

Total adjusting items	$(5)	$(20)	$(19)	$(70)

The reconciliation from net earnings attributable to Owens Corning to Adjusted EBIT is shown in the table below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$937	$33	$985	$5
Less: Net earnings attributable to noncontrolling interests	2	—	3	—

NET EARNINGS	939	33	988	5
Equity in net earnings of affiliates	1	—	2	1
Income tax expense (benefit)	(844)	29	(835)	15

EARNINGS BEFORE TAXES	94	62	151	19
Interest expense, net	31	26	57	51

EARNINGS BEFORE INTEREST AND TAXES	125	88	208	70
Less: adjusting items from above	(5)	(20)	(19)	(70)

ADJUSTED EBIT	$130	$108	$227	$140

Table 3

Owens Corning and Subsidiaries

EPS Reconciliation Schedules

(unaudited)

(in millions, except per share data)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not the result of current operations. Additionally, management views net precious metal lease expense as a financing item included in net interest expense rather than as a product cost included in cost of sales. The adjusted financial measures resulting from these adjustments are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance and related employee compensation measures. Although management believes that these adjustments result in measures that provide it a useful representation of its operational performance, the adjusted measures should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with accounting principles generally accepted in the United States.

A reconciliation from net earnings attributable to Owens Corning to Adjusted Earnings, a reconciliation from diluted earnings per share to adjusted diluted earnings per share and a reconciliation from weighted-average shares outstanding used for basic earnings per share to adjusted diluted shares outstanding are shown in the tables below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
RECONCILIATION TO ADJUSTED EARNINGS
Net earnings attributable to Owens Corning	$937	$33	$985	$5
Adjustment to remove adjusting items	5	20	19	70
Adjustment to classify net precious metal lease expense as interest	—	—	—	(1)
Adjustment to tax expense to reflect an expected long-term rate of 25%*	(869)	9	(878)	(7)

ADJUSTED EARNINGS	$73	$62	$126	$67

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$7.33	$0.26	$7.72	$0.04
Adjustment to remove adjusting items	0.04	0.16	0.15	0.56
Adjustment to classify net precious metal lease expense as interest	—	—	—	(0.01)
Adjustment to tax expense to reflect an expected long-term rate of 25%*	(6.80)	0.07	(6.88)	(0.06)

ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$0.57	$0.49	$0.99	$0.53

RECONCILIATION TO ADJUSTED DILUTED SHARES OUTSTANDING
Weighted-average shares outstanding used for basic earnings per share	126.8	124.5	126.7	124.4
Non-vested restricted shares	0.7	1.6	0.7	1.5
Options to purchase common stock	0.4	—	0.2	—
Shares related to employee emergence program	—	0.4	—	0.4

Adjusted diluted shares outstanding **	127.9	126.5	127.6	126.3

*	The company estimates a long-term sustainable effective tax rate of 25% based upon the projected blend of its U.S. and non-U.S. operations.
**	The employee emergence shares are reflected as outstanding because the employee emergence equity expense has been removed from adjusted earnings.

Table 4

Owens Corning and Subsidiaries

Consolidated Balance Sheets

(unaudited)

(in millions)

	June 30, 2010	Dec. 31, 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$30	$564
Receivables, less allowances of $20 at June 30, 2010 and $23 at Dec. 31, 2009	740	552
Inventories	623	615
Other current assets	175	123

Total current assets	1,568	1,854
Property, plant and equipment, net	2,711	2,806
Goodwill	1,123	1,124
Intangible assets	1,159	1,169
Deferred income taxes	499	31
Other non-current assets	222	183

TOTAL ASSETS	$7,282	$7,167

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$943	$923
Short-term debt	4	11
Long-term debt – current portion	6	9

Total current liabilities	953	943
Long-term debt, net of current portion	1,667	2,177
Pension plan liability	330	340
Other employee benefits liability	293	295
Deferred income taxes	73	386
Other liabilities	136	143
Commitments and contingencies
Mandatorily redeemable noncontrolling interest	30	30
OWENS CORNING STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share (a)	—	—
Common stock, par value $0.01 per share (b)	1	1
Additional paid in capital	3,861	3,847
Accumulated earnings (deficit)	246	(739)
Accumulated other comprehensive deficit	(237)	(185)
Cost of common stock in treasury (c)	(106)	(104)

Total Owens Corning stockholders’ equity	3,765	2,820
Noncontrolling interests	35	33

Total equity	3,800	2,853

TOTAL LIABILITIES AND EQUITY	$7,282	$7,167

(a)	10 shares authorized; none issued or outstanding at June 30, 2010 and Dec. 31, 2009
(b)	400 shares authorized; 133.2 issued and 128.3 outstanding at June 30, 2010; 132.6 issued and 127.8 outstanding at Dec. 31, 2009
(c)	4.9 shares at June 30, 2010 and 4.8 shares at Dec. 31, 2009

Table 5

Owens Corning and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	Six Months Ended June 30,
	2010	2009
NET CASH FLOW PROVIDED BY (USED FOR) OPERATING ACTIVITIES
Net earnings	$988	$5
Adjustments to reconcile net earnings to cash provided by (used for) operating activities:
Depreciation and amortization	159	158
Gain on sale of businesses and fixed assets	(3)	(5)
Impairment of long-lived assets	—	2
Deferred income taxes	(854)	13
Provision for pension and other employee benefits liabilities	14	22
Stock-based compensation expense	11	21
Other non-cash	(2)	(12)
Restricted cash	—	1
Change in working capital	(172)	(269)
Pension fund contribution	(12)	(23)
Payments for other employee benefits liabilities	(13)	(14)
Other	18	3

Net cash flow provided by (used for) operating activities	134	(98)

NET CASH FLOW USED FOR INVESTING ACTIVITIES
Additions to plant and equipment	(121)	(95)
Proceeds from the sale of assets or affiliates	14	20

Net cash flow used for investing activities	(107)	(75)

NET CASH FLOW PROVIDED BY (USED FOR) FINANCING ACTIVITIES
Proceeds from senior revolving credit facility	250	259
Payments on senior revolving credit facility	(193)	(527)
Proceeds from long-term debt	1	345
Payments on long-term debt	(604)	(11)
Net decrease in short-term debt	(6)	(21)
Purchases of treasury stock	(2)	—

Net cash flow provided by (used for) financing activities	(554)	45

Effect of exchange rate changes on cash	(7)	2

Net decrease in cash and cash equivalents	(534)	(126)
Cash and cash equivalents at beginning of period	564	236

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$30	$110

Table 6

Owens Corning and Subsidiaries

Segment and Business Information

(unaudited)

Composites

The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Composites segment (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$491	$391	$954	$736
% change from prior year	26%	-41%	30%	-44%

EBIT	$42	$(19)	$73	$(37)
EBIT as a % of net sales	9%	-5%	8%	-5%

Depreciation and amortization expense	$31	$24	$58	$55

Building Materials

The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Building Materials segment and our businesses within this segment (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales
Insulation	$328	$284	$622	$566
Roofing	573	542	1,103	999
Other	39	42	65	72
Eliminations	(3)	(3)	(6)	(6)

Total Building Materials	$937	$865	$1,784	$1,631
% change from prior year	8%	-9%	9%	-3%

EBIT
Insulation	$(26)	$(28)	$(61)	$(67)
Roofing	149	182	277	281
Other	(5)	(11)	(11)	(18)

Total Building Materials	$118	$143	$205	$196
EBIT as a % of net sales	13%	17%	11%	12%

Depreciation and amortization expense
Insulation	$28	$29	$55	$59
Roofing	11	11	21	22
Other	2	4	5	7

Total Building Materials	$41	$44	$81	$88